Exhibit 4.8

DATED THIS 01 DAY OF MAY 2023

BETWEEN

[WOON CHUN YIN]

(NRIC: *)

(‘‘The Landlord”)

AND

[STARBOXTV SDN BHD]

[Company Registration No. *]

(“the Tenant”)

TENANCY AGREEMENT

(VO2-08-12, V OFFICE, LINGKARAN SV, SUNWAY VELOCITY,

55100 KUALA LUMPUR.)

VO2-08-12, V OFFICE, SUNWAY VELOCITY, LINGKARAN SV, 55100 CHERAS, KL

TENANCY AGREEMENT

AN AGREEMENT made the day and year stated in Part 1 of the Schedule hereto between the first party whose name and description as stated in Part 2 of the Schedule hereto (hereinafter referred to as “the Landlord”) of the one part and the second party whose name and description as stated in Part 3 of the Schedule hereto (hereinafter referred to as “the Tenant”) of the other part.

WHEREBY it is agreed as follows:-

1.	Premises

The Landlord is the registered proprietor/beneficial owner of the property more particularly referred to and described in Part 4 of the Schedule hereto (hereinafter referred to as “the Demised Premises”).

2.	Term of Tenancy

The Landlord has agreed to let and the Tenant has agreed to accept a tenancy of the Demised Premises for a term as stated in Part 5 of the Schedule hereto (hereinafter referred to as “the Said Term”) subject to the terms and conditions hereinafter contained and subject to a non-exclusive easement over all the portions of the Building designated as common areas (in particular, the corridors, staircase and lifts) for ingress/egress for the benefit of the Tenant, its invitees, employees, patrons as well as other occupants of the Building, their invitees, employees and patrons.

3.	Rent

The monthly Rent for the Demised Premises is as stated in Part 6.1 of the Schedule hereto and is payable monthly in advance without deduction, the first of such rent payment is to be made upon execution of this Agreement or upon handing over of vacant possession of the Demised Premises, whichever is earlier.

4.	THE TENANT HEREBY COVENANTS WITH THE LANDLORD as follows:

(a)	Payment of Rental

To pay the monthly rental promptly without any deduction in advance at the time and in the manner in Part 6.2 of the Schedule hereto. The said Rental shall be paid by the Tenant by depositing the said Rental into the bank account of the Landlord as stated in Part 11 of the Schedule hereto. A copy of the bank-in-slip will then be forward to landlord as proof of payment.

(b)	Security Deposit and Utility Deposit (if any)

Upon execution of this Agreement the Tenant shall pay to the Landlord the sums stated in Part 7 of this Schedule hereto as and by way of deposit or security which shall be refunded free of interest within one (1) month after the termination of the tenancy upon the due observance and performance by the Tenant of the terms and conditions of this Agreement PROVIDED ALWAYS that the Security Deposit and Utility Deposit (if any) (hereinafter referred to as “the Deposits”) shall not in any event be set off or treated as payment of Rental or any other moneys payable by the Tenant pursuant to this Agreement and that the Deposits shall not be refunded without documentary proof of the full payment of all utilities. In the event of breach or non-compliance by the Tenant of the terms and conditions herein, the Landlord may deduct the whole or any part of the Deposits for any sum for which the Tenant may be liable under the said Term.

(c)	Utilities

To pay all charges for electricity, water, sewerage charges by lndah Water Konsortium Sdn Bhd and other utilities supplied to, used in or provided for the Demised Premises as and when due.

i.	Electricity

The Tenant shall apply for electricity with Tenaga Nasional Berhad (“TNB”) for the Demised Premises in its own name and be solely responsible for payment of all monthly charges to TNB. Copies of the receipt must be forwarded to the Landlord for record purposes.

ii.	Water

The Tenant shall apply for water with Syarikat Bekalan Air Selangor Sdn. Bhd. (“SYABAS”) for the Demised Premises in its own name and be solely responsible for payment of all monthly charges to SYABAS. Copies of the receipt must be forwarded to the Landlord for record purposes.

If the Demised Premises is under the Developer/Joint Management Body

The Tenant shall pay the water charges for the Demised Premises billed under the Landlord by the Developer or the Joint Management Body (“JMB”). Upon receiving the bill from the Developer or JMB, the Tenant shall pay the monthly charges accordingly.

iii.	Sewerage

The sewerage charges for the Demised Premises is billed under the Landlord’s name. Upon receiving the bill from lndah Water Konsortium Sdn. Bhd, the Tenant shall pay the monthly charges accordingly.

If the Demised Premises is under the Developer/Joint Management Body

The Tenant shall pay the sewerage charges for the Demised Premises billed under the Landlord by the Developer or the Joint Management Body (“JMB”). Upon receiving the bill from the Developer or JMB, the Tenant shall pay the monthly charges accordingly.

Non observance of this Section would deem to be a breach of the Tenancy Agreement and the Landlord reserves the right to demand that all Outstanding Amounts be settled in full and the Tenant agrees to pay for all expenses incurred to rectify the situation.

VO2-08-12, V OFFICE, SUNWAY VELOCITY, LINGKARAN SV, 55100 CHERAS, KL

(d)	Government Taxes

The Tenant shall pay the Goods and Services Tax (“GST”) or Sales Service Tax (“SST’) or any other taxes (if applicable).

(e)	Water Piping

The Tenant shall ensure at all times that the water inlet and outlet piping and the entire internal and external water piping systems that run through the neighbouring lots are safe and in proper conditions and would not cause damages or losses to the neighbouring properties at all times and the Tenant shall further indemnify the Landlord in full against any claims, demands, proceedings, charges and expenses or legal suit by the owners and/or the Tenant of the neighbouring lots or any injured third party due to the negligence, omission, default, breach of the Tenant and/or the Tenant’s servant, employees or agents.

(f)	Telephone and internet

To deal directly with the telephone and internet company for the application of telephone lines and/or internet services in its own name and to be solely responsible for payment of all monthly charges to the telephone and/or internet company.

(g)	Upkeep of Demised Premises

To keep the Demised Premises in clean condition together with all the Landlord’s fixtures and fittings including such as regular servicing of electrical appliance, the sanitary and water apparatus thereof (other than the main structure, walls, floors, ceilings and drains of the Demised Premises) in good tenantable repairs and conditions throughout the Said Term, fair wear and tear, damage by fire, storm and tempest, termites, acts of God, riot and civil commotion excepted. The Tenant is responsible to replace with similar articles of least equal value all such parts as may at any time be destroyed, lost or damaged at Tenant’s own expenses.

The Tenant is liable for any damages caused by the Tenant or Tenant’s Contractor and/or Agents to the main structure, walls, floors, ceilings, internal piping, sewerage piping and wiring and drains of the Demised Premises during the Said Term of the Tenancy, including the Fitting Out Period (as herein defined).

(h)	Use of Demised Premises

I.	To use the Demised Premises as stated in Part 8 of the Schedule hereto only.

II.	To obtain and maintain at its own expenses all governmental license(s), permit(s), registration(s), including trade name and other consent(s) necessary for the conduct of the Tenant business stated in Part 8 of the Schedule hereto and to submit copy(ies) of the same to the Landlord upon request.

Ill.	The Tenant shall not:-

i)	use the Demised Premises for any illegal unlawful or immoral purpose or do or permit to be done any act or thing which may become a nuisance or give reasonable cause of complaint;

ii)	use the Demised Premises as a living quarters and/or worker dormitory;

iii)	block or bar or obstruct or leave any garbage or rubbish or stores in any part of the Common Areas.

(i)	Structural Alteration, Fitting Out and Renovation

i.	Save as expressly permitted by this Agreement, not to permit or suffer to be done or to be made any alteration or changes to any of the walls and structural whatsoever to the Demised Premises or the Landlord’s fixtures and fittings without prior written consent of the Landlord which consent may be subject to such terms and conditions as the Landlord may see fit to impose. The Tenant is require to pay an additional deposit upon Landlord’s approval and this deposit will be refunded free of interest at the end of the Tenancy. The amount of deposit shall be determined by the Tenant and the Landlord at the later stage.

ii.	The Tenant shall at its own cost and expense carry out all fitting out and renovation works relating to the interior of the Demised Premises including but not limited to partitioning ceilings, fittings, fixtures, carpentry, lighting, flooring, interior design and decor as may be necessary to fit out the Demised Premises completely for the Tenant’s permitted use (“Fitting Out Works”). The Tenant shall install at its own cost and expense extra air-conditioning units at an appropriate place that will not obstruct or caused any inconvenience to the neighbourhood.

iii.	During the Fitting Out Period set out in Part 9 of the Schedule (if any), the Tenant is authorised to enter upon and use the Demised Premises as licensee solely for the purposes of carrying out the Fitting Out Works.

iv.	The Tenant shall be responsible at its own cost and expense to reinstate the Demised Premises to its original state and condition at the expiration or sooner termination of this tenancy, failing which the Landlord reserves the right to deduct all loss, damage and expenses thereby incurred from the Deposit paid by the Tenant in accordance with Clause 4(b).

v.	The Tenant shall keep the Demised Premises clean and tidy throughout the duration of the Fitting Out Period and at the completion of the Fitting Out Works shall promptly remove all waste and debris arising from the Fitting Out Works from the Demised Premises to the satisfaction of the Landlord. The Tenant shall also make good to the satisfaction of the Landlord all damage to the Demised Premises resulting from or in relation to the Fitting Out Works.

vi.	The Tenant is required to pay an additional deposit (other than Deposit sum as stated in Part 7 of the Schedule hereto) to the Landlord should the Tenant wants to do any structural renovation in the near future with the Landlord’s consent.

j)	Inspection and Repairs

To forthwith repair to original condition any damage to the Demised Premises, Common Areas and Landlord’s Fixtures and Fittings caused by the Tenant and if the Tenant fails to rectify such damage, the Landlord shall be entitled but not obliged to perform the rectification works at the Tenant’s cost and expense. For the avoidance of doubt, works which are of a wear and tear nature not exceeding Ringgit Malaysia Five Hundred per item shall be borne solely by the Tenant including but not limited to replacement of light bulbs or replacement of parts of Landlord’s Fixtures and Fittings.

VO2-08-12, V OFFICE, SUNWAY VELOCITY, LINGKARAN SV, 55100 CHERAS, KL

(k)	Nuisance

Not to permit or suffer to be done in or upon the Demised Premises anything which may be or become a nuisance and annoyance to the adjoining occupants.

(l)	Dangerous Material

Not to store or bring upon the Demised Premises any ammunition or articles of a specially combustible or dangerous nature and not to do or permit or suffer to be done anything by reason whereof any insurance affected on the Demised Premises may be rendered null and void or whereby the premium may be increased, and to repay to the Landlord all sums paid by way of increased premium and all expenses incurred by the Landlord in or about the renewal of such insurance rendered necessary by a breach of this covenant without prejudice to the rights of the Landlord to claim for damages arising from the Tenant’s negligence or default.

(m)	Yield of Demised Premises

i.	At the expiry or sooner termination of the tenancy, peaceably and quietly yield up possession of the Demised Premises together with the Landlord’s fixtures and fittings contained therein in the condition which the Tenant first took possession (fair wear and tear excepted) together with all keys locks and fastenings (other than such Tenant’s fixtures as shall belong to the Tenant) in good and substantial repair and condition, And to clear up any rubbish and to peaceably and quietly deliver up to the Landlord vacant possession of the Demised Premises in good, clean and proper state of tenantable repair and condition in accordance with the foregoing covenants.

ii.	If the Tenant on termination of the Tenancy fails to yield and vacate the Demised Premises aforesaid, the Tenant shall pay to the Landlord as agreed liquidated damages a sum equivalent to two (2) times the Rental for each day’s delay thereto without prejudice to the Landlord’s right to evict the Tenant or take proceedings to enforce the other rights of the Landlord contained in this Agreement and the Landlord shall have a right to terminate all Utility supply including but not limited to the Electricity and Water supply and to cancel any Access Cards and block access to the Demised Premises.

(n)	Inspection prior to Termination

For sixty (60) days before the expiration of the Said Term, the Landlord or his agents shall, with at least two (2) days’ prior notice to the Tenant, be permitted to enter the Demised Premises at all reasonable times for the purpose of showing the Demised Premises to prospective tenants or buyers.

(o)	Non-removal of Fixtures

Not to remove any permanent fixtures by whomsoever created upon the termination of the tenancy hereby granted nor to claim compensation for any fixtures erected by the Tenant at the termination of the tenancy hereby granted.

(p)	Indemnity of Landlord

The Tenant shall keep the Landlord indemnified against:-

i.	all loss and damage to the Demised Premises and any other premises and any property therein and all loss of life and personal injuries caused directly or indirectly by the Tenant; and

ii.	all claims demands or proceedings brought by any governmental or statutory or other competent authority or any adjoining owner, tenant, occupier or members of the public arising out of or incidental to the execution of the Fitting Out Works, and/or the use of the Demised Premises and/or any act or omission of the Tenant.

(q)	Insurance

The Tenant shall effect and keep effected in respect of the Demised Premises adequate public risk insurance, fire and damage insurance against the Tenant’s personal property, plate glass insurance, breakage insurance, theft insurance and to provide copies of the policy and renewals as and when requested by the Landlord.

5.	THE LANDLORD HEREBY COVENANTS WITH THE TENANT as follows:-

(a)	Pay Rates

To pay all quit rent, taxes, assessments and other rates imposed on the Demised Premises including service charge and lift maintenance fee and cleaning of common area which are or may hereinafter be charged or imposed upon the Demised Premises and payable by the Landlord.

(b)	Insurance

The Landlord shall provide adequate insurance coverage of the Demised Premises, fixtures and fittings against fire with a recognised insurance company during the Said Term excluding the Tenant’s personal effects.

c)	Peaceful Enjoyment

The Tenant paying the Rent and observing and performing the covenants herein contained and on the Tenant’s part to be observed and performed shall peacefully hold and enjoy the Demised Premises without any interruption or disturbance from or by the Landlord or any person rightfully or lawfully claiming under or in trust for the Landlord.

(d)	Repairs of Demised Premises

To repair defects in walls, floors (except floor tiles), ceilings and drains, plumbing and electrical system which are of structural nature not caused by the Tenant and/or its contractors PROVIDED THAT the Tenant shall at all times maintain and keep the Demised Premises in good and tenantable repair and condition.

VO2-08-12, V OFFICE, SUNWAY VELOCITY, LINGKARAN SV, 55100 CHERAS, KL

(e)	Event of Emergency

The Landlord undertakes that it shall not, save and except in an emergency or unless under legal compulsion or in the event of any breach by the Tenant of the terms of this Agreement use the master key to the Demised Premises for the purpose of gaining entry to the Demised Premises.

6.	PROVIDED ALWAYS and it is hereby expressly agreed as follows:-

(a)	Event of Default

Without prejudice to the rights, powers and remedies of the Landlord as otherwise provided in this Agreement, the Tenant shall pay to the Landlord late payment charges by way of interest calculated from day to day at the rate of one and a half per centum (1.5%) per month on all money due but unpaid for seven (7) days by the Tenant to the Landlord under this Agreement; such interest to be computed from the expiry of the seven (7) day period allowed for the payment of such money until the date of payment in full and to be recoverable in like manner as rental in arrears. If at any time the rent or any part thereof (whether formally demanded or not) shall remain unpaid or unsatisfied for fourteen (14) days after becoming payable or if any of the Tenant’s covenant shall not be performed or observed then in any of those events, the Tenant has to vacate the Demised Premises within seven (7) days, reimburse the Landlord for all and any damages caused to the Demised Premises and forfeit all deposits. The Tenant shall be responsible for all legal fees incurred by the Landlord to enforce this Clause.

(b)	Force Majeure

If the Demised Premises or any part thereof shall at any time during the Said Term be destroyed or damaged by fire, storm and tempest, termites, act of God, riot and civil commotion or other cause beyond the Landlord’s control or other defect or breakdown or unavoidable shortage of fuel, material, water and labour, otherwise become unfit for use and occupation, the Rent hereby reserved or a due proportion thereof shall cease and this agreement shall thereupon be deemed to be terminated, without prejudice to any claims the Landlord may have against the Tenant for any antecedent breaches of its covenants herein contained.

(c)	Option to Renew of Tenancy

i.	The Landlord shall on written request of the Tenant made not less than three (3) months from the expiration of the Term hereby created and if there shall not at the time of such request exist any breach or non compliance of any of the covenants on the part of the Ten ant grant to the Ten ant a further term as stated in Part 10 of the Schedule hereto on terms and conditions to be mutually agreed upon and the revised rental rate shall be at the prevailing market rate to be determined.

ii.	In the event of any renewal of the Tenancy and an increase in the Rental, the Tenant shall top up the Security Deposit and Utility Deposit (if any) so that the Security Deposit retained by the Landlord shall always be equivalent to Three(3) Months Rental and the Utility Deposit (if any) retained by the Landlord shall always be equivalent to one (1) Month Rental both payable by the Tenant for the respective term of lease.

(d)	Termination of Tenancy

In the event that the Tenant desires to terminate this Tenancy Agreement at any time before the expiration of term hereby created, the Tenant is required to give two (2) months advance notice in writing to the Landlord, and the Security Deposit as stated in Part 7 of the Schedule hereto shall be forfeited by the Landlord.

(e)	Sale and Assignment

The Landlord and Tenant hereby agree and confirm that in the event of any sale or assignment of the Demised Premises by the Landlord to any third parties before the expiry of the tenancy, such sale or assignment of the Demised Premises shall not affect the said tenancy and the Tenant shall be entitled to continue renting the Demised Premises as per the said Term.

7.	Stamp Duty

All cost and stamp duty in connection with this Agreement shall be borne and paid by the Tenant.

8.	Notice

Any notice required under the term of this Agreement shall be in writing and shall be served on the Landlord and the Tenant respectively to be sent by hand or by registered post to the address given herein or at such other address as may be hereafter notified in writing by either party to the other of them in each case and such notice shall be deemed to be received in the ordinary course of post.

9.	Definition

In this Agreement where the context so requires words importing the singular number or the masculine gender included the plural number of feminine gender and words importing person include corporation and vice versa.

In this Agreement where the context so admits the expression “the Landlord” shall include its successors in title and assigns and the expression “the Tenant” shall include its successors in title and permitted assigns, and employees of the same.

10.	Time of Essence

Time whenever mentioned herein shall be of the essence of this Agreement.

11.	Law

This Tenancy shall be construed and enforced in accordance with the laws of Malaysia and the parties hereto hereby agree to submit to the jurisdiction of the Malaysian Courts.

12.	Schedule

The Schedule hereto shall be taken read and construed as an essential part of this Agreement.

(The remaining of this page is intentionally left blank)

VO2-08-12, V OFFICE, SUNWAY VELOCITY, LINGKARAN SV, 55100 CHERAS, KL

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year specified in Part 1 of the Schedule hereto.

SIGNED by the Said Landlord	)

WOON CHUN YIN	)

NRIC: [*]	)

)
in the presence of:-		/s/ WOON CHUN YIN
WOON CHUN YIN
/s/ Choong Siew Yi		LANDLORD

Signature of Witness:
Name: Choong Siew Yi
NRIC: [*]

SIGNED by the Said Tenant	)

STARBOXTV SON BHD	)

Company Registration No. *	)

)
in the presence of:-		/s/ CHOO KEAM HUI
CHOO KEAM HUI
NRIC No: 601214-10-5929
Designation: Director

SCHEDULE

(The Schedule and Inventory (if any) attached hereto are to be taken read and construed as an essential part of this Agreement.)

No.	Items	Particulars
1.	Date of Agreement	01 MAY 2023

2.	Description of Landlord Name
	Name	WOON CHUN YIN
	NRIC	[*]
	Address	No. 17, Jalan KP 12/6, TAMAN KAJANG PERDANA 43000 KAJANG

3.	Description of Tenant
	Name	STARBOXTV SDN BHD
	Company Registration No.	Company Registration No. [*]
Address

Contact No. Email

4.	Description of Demised Premises	VO2-08-12, V OFFICE, LINGKARAN SV, SUNWAY VELOCITY, 55100 KUALA LUMPUR.

5.	Term of Tenancy	TWO (2) YEAR
	Commencement Date	01/05/2023
	Termination Date	30/04/2025

6.	6.1 Month Rental	RM7,100
(Ringgit Malaysia: SEVEN THOUSAND ONE HUNDRED ONLY)

	6.2 Payment of Rent	Payable in advance on/before 05TH day of each month and every succeeding month.

	6.3 Government Taxes	The Tenant shall pay the Goods and Services Tax (GST) or Sales Service Tax (SST) or any other Taxes (if applicable).

VO2-08-12, V OFFICE, SUNWAY VELOCITY, LINGKARAN SV, 55100 CHERAS, KL

7.	7.1 Security Deposit	RM14,200 (Ringgit Malaysia: FOURTEEN THOUSAND TWO HUNDRED ONLY) -

	7.2 Utility Deposit (if any)	equivalent to TWO (2) Months Rental RM7,100 (Ringgit Malaysia: SEVEN THOUSAND ONE HUNDRED ONLY)

SCHEDULE

(The Schedule and Inventory (if any) attached hereto are to be taken read and construed as an essential part of this Agreement.)

No.	Items	Particulars
8.	Use of Demised Premises	OFFICE AND ADMINISTRATIVE USE

9.	9.1 Fitting Out / Renovation Period	-

	9.2 Renovation Plan (if any)	The Tenant shall provide a copy of the Renovation Plan to and obtain the approval from the Landlord prior to the commencement of the Renovation works.

10.	Option to Renew	Two (2) Years with a revised rental rate base on the prevailing market rate.

11.	Mode of Payment	Name: WOON CHUN YIN Bank: MAYBANK Account No.: [*]

INVENTORY LIST